EXHIBIT 10

INTERNATIONAL BANCSHARES CORPORATION
2006 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.             Purpose.

The principal purposes of the International Bancshares Corporation 2006 Executive Incentive Compensation Plan (the “Plan”) are to provide incentives and rewards to executive officers of International Bancshares Corporation (the “Company”) who have significant responsibility for the success and growth of the Company.

2.             Administration of the Plan.

The Plan shall be administered by the Salary and Steering Committee (the “Committee”) of the Board of Directors of International Bank of Commerce, Laredo, Texas (“IBC”). The Committee shall be appointed by the Board of Directors of IBC and shall consist of two or more members of the Board of IBC who are also outside, disinterested members of the Board of the Company.

The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include authority (within the limitations described herein) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to determine whether objectives and conditions for earning awards have been met, to determine whether awards will be paid at the end of the award period or deferred, and to determine whether an award or payment of an award should be reduced or eliminated.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person receiving an award under the Plan.

3.             Eligibility.

Executive officers of the Company selected by the Committee, in its discretion, will be granted awards under the Plan.

4.             Awards.

(a)           Types of Awards.    Selected executive officers of the Company shall be granted annual incentive awards under this Plan in January of each year.

(b)           Performance Targets.    The Committee has established return on average total assets and return on average total shareholders’ equity targets, either one of which must be met in order for an award to be earned under this Plan. These targets will not be amended without shareholder approval.

(c)           Payment of Awards.    Awards will be payable in cash each year upon certification by the Committee that the Company achieved at least one of the specified performance targets for the preceding year. No payment under the Plan will be made unless at least one of the return targets is met. IBC will pay all awards under the Plan.

(d)           Negative Discretion.    Notwithstanding the attainment by the Company of at least one of the specified return targets, the Committee has the discretion, by participant, to reduce some or all of an award that would be otherwise paid.

(e)           Maximum Awards.    No participant may receive more than a maximum of 2.5% of the total income before income taxes of the Company for the year under the Plan in any calendar year.

5.             Miscellaneous Provisions.

(a)   Guidelines.    The Committee shall adopt from time to time written policies for its implementation of the Plan.

(b)   Withholding Taxes.    The Company shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards.

(c)   No Rights to Awards.    Except as set forth herein, no employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

(d)   Costs and Expenses.    The cost and expenses of administering the Plan shall be borne by IBC and not charged to any award nor to any employee receiving an award.

(e)   Funding of Plan.    The Plan shall be unfunded. Neither the Company nor IBC shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

6.             Effective Date, Amendments and Termination.

(a)   Effective Date.    The Plan shall become effective on the date it is approved by the Company’s shareholders.

(b)   Amendments.    The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. Unless the shareholders of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one participant under the Plan, which would change the specified performance goal for payment of awards or which would modify the requirements as to eligibility for participation in the Plan.

(c)   Termination.    No awards shall be made under the Plan after December 31, 2016.